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                                                                    EXHIBIT 10.8

                                 ENDOCARE, INC.

                               FULL-RECOURSE NOTE

$1,028,125                                                      November 2, 1999
                                                              Irvine, California

        FOR VALUE RECEIVED, Jerry W. Anderson ("Maker") promises to pay to the order of Endo care, Inc., a Delaware corporation (the "Corporation"), at its corporate offices at 7 Studebaker, Irvine, California 92618, the principal sum of One Million Twenty Eight Thousand and One Hundred Twenty Five Dollars ($1,028,125), together with all accrued interest thereon, upon the terms and conditions specified below.

        1. PURCHASE MONEY INDEBTEDNESS. The proceeds of this Note shall be applied solely and exclusively to the payment of the purchase price of 175,000 shares of the Corporation's common stock acquired this day by Maker.

        2. INTEREST. Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of 5.99% per annum, compounded semi-annually. Accrued and unpaid interest shall become due and payable annually on the last day of September each year during the term of this Note.

        3. DUE DATE FOR PRINCIPAL BALANCE. The outstanding principal balance of this Note shall become due and payable in one lump sum on September 30, 2003.

        4. PAYMENT. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

        5. EVENTS OF ACCELERATION. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:

                A. the failure of the Maker to pay any installment of accrued interest under this Note when due and the continuation of such default for more than thirty (30) days; or

                B. the failure of the Maker to pay when due any portion of the principal balance of this Note, together with the accrued interest thereon, which becomes due and payable under Paragraph 6 of this Note and the continuation of such default for more than thirty (30) days; or

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                C. the expiration of the thirty (30)-day period following the date the Maker ceases for any reason to remain in the employ or service of the Corporation; or

                the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker.

        6. SPECIAL ACCELERATION EVENT. In the event the Maker sells or otherwise transfers for value one or more shares of the Corporation's common stock purchased with the proceeds of this Note, then a portion of the unpaid principal balance of this Note equal to the aggregate purchase price of those shares shall become immediately due and payable, together with all accrued and unpaid interest on that principal portion.

        7. EMPLOYMENT/SERVICE. The Maker shall be deemed to continue in employment or service with the Corporation for so long as he renders services in an employee or consultant status to the Corporation or one or more of the Corporation's fifty percent (50%) or more owned (directly or indirectly) subsidiaries.

        8. FULL-RECOURSE OBLIGATION. The Maker shall remain personally liable for payment of the entire outstanding balance of this Note, and any and all assets of the Maker may be applied to the satisfaction of the Maker's obligations hereunder.

        9. COLLECTION. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

        10. WAIVER. A waiver of any term of this Note must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms.

        No delay by the Corporation in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note.

        The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note.

        11. CONFLICTING AGREEMENTS. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.



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        12. GOVERNING LAW. This Note shall be construed in accordance with the laws of the State of California without resort to that State's conflict-of-laws rules.


                                        /s/ Jerry W. Anderson
                                       -----------------------------------------
                                       JERRY W. ANDERSON
                                       MAKER








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